Exhibit 99

CBS
CORPORATION

                                                              January 25, 2006


               CBS CORPORATION INCREASES QUARTERLY DIVIDEND BY 14%


         CBS Corporation (NYSE: CBS.A and CBS) said today that its Board of Directors has approved a 14% increase in the quarterly dividend rate on the Company's common stock, from 14 cents to 16 cents per share. The dividend is payable on April 1, 2006 for shareholders of record as of February 28, 2006.

         CBS Corporation (NYSE: CBS.A and CBS) is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and
UPN), cable television (Showtime), local television (CBS Television Stations), television production and syndication (CBS Paramount Television and King World), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), theme parks (Paramount Parks), digital media (CBS Digital Media Group and CSTV Networks) and consumer products (CBS Consumer Products). For more information, log on to www.cbscorporation.com.
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Press Contact:
       Dana McClintock             212/975-1077            dlmcclintock@cbs.com
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